INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT is made as of lhis 1st day of April, 2010, between VANGUARD VARIABLE INSURANCE FLJND, a Delaware statutory trust (the "Trust"), and William Blair & Company, L.L.C., a Delaware limited liabilily company (the "Adv~sor").

WITNESSETH

     WHEREAS, the Trust is an open-enti, diversified management investment company regstered under the Lnvestment Company Act of 1940, as amended (the "1940Act"); and

     WHEREAS, the Trust offers a series of shares known as the Growth Portfolio (the "Fund); and

     WHEREAS, the Trust retained the Advisor to render investment advisory services to the Fund under an Investment Advisory Ageelnent, dated as of April 01, 2007 (the "Prior Agreement"); and

     WHEREAS, the Trust desires to amt:nd and restate such Investment Advisory Agreement in certain respects. and the Advisor is willing to rendel investment advisory services to the Fund in accordance with such amendments.

     NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, the Trust and the Advisor hereby agree as follows:

     1. Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust's Board of Trustees (the "Board oi'Trustees") determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the "WB Portfolio"), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. ("Vanguard"). The Board of Trustees Irlay, from time to time. make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the sen~~cesherein set forth. for the compensation herein provided.

     2. Duties of Advisor. The Trusi.employs the Advisor to manage the investment and reinvestment of the assets of the WB Portfolio; to cont~nuouslyreview, supervise, and administer an investment program for the WB Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Ad~lisorthat the Fund is required to maintain; and to render regular reports to the Trust's officers and the Board of Trustees concerning the discharge of the foregoing responsibilities. 'The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of ihe Trust's officers and the Board of Trustees, and in compliance with the objective, policies, and limitations set forth in the Fund's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writir~g,and applicable laws and regulations. The Advisor agrees to provide, at its own expense. the office space, furnishings and equipment, and personnel required by it to perform the services on the 1ems and for the compensation provided herein.

     3. Securities Transactions. Tllz Advisor is author~zedto select the brokers or dealers that will execute purchases and sales of securities for the WB Portfolio, and is directed to use its best efforts to obtain the best execution for such transactions. In selecting brokers or dealers to execute trades for the WB Portfol~o,the Advisor w~llcomply with all applicable statutes, rules, interpretationsby the U.S. Securities and Exchange Clommission or its staff, other applicable law, and the written policies established by the Board of Trustees and communicated to the Advisor in writing. The Advisor will promptly communicate to the Trust's officers and the Board of Trustees any information relating to the portfolio transactions the Advisor has directed on behalf of the WB Portfolio as such officers or the Board may reasonably request.

     4. Compensation of Advisor. ];or services to be provided by the Advisor pursuant to this Agreement. the Fund will pay to ths Advisor, and the Advisor agrees to accept as full compensation therefor. an investment adviscq fee co~lsistingof a base fee plus a performance adjustment at the rates specified in ScheduleA to this Agreement, payable quarterly in arrears.

     5. Reports. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including, but not limited to, infonr~iitionabout changes in the investment officers of the Advisor who are responsible for managing the WB Portfolio.

     6. Compliance. The Advisor ii,gees to c:omply with all Applicable Law and all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures, or reporting requirements relating to sofi dollar or other brokerage arrangements. "Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1(e)(l) under the 1940 Act, as they relate to the services provided by the Advisor to the Fund pursuant to this Agreement, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case appl~cableat any time and from time to time to the investment management operations of the Advisor in relation to the WB Portfolio.

     7. Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. ?'he Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

8	.	Liability of Advisor.	No p~.	of this Agreement will be deemed to protect

the Advisor against any liability to the Funcl or its shareholders to which it might otherwise be subject by reason of any willfbl misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     9. Limitations on Consultations. The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, c:.oncerningtransactions for the Fund in securities or other assets.

     10. Duration; Termination; Notices; Amendment. This Agreement will become effective on the date hereof and will continue in effect for successive twelve-month periods, only so long as each such continuance specificall) is approved at least annually by the Board of Trustees, including a majority of those Tt~lsteeswho are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event. such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     Notwithstanding the foregoing. howe\.er, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on thirty days' written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days' written notice to the Fund. Any notice under this Agreement will be given [n writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to the Fund, at:

Vanguard Variable Insurance Fund
Growth Portfolio
P.O. Box 2600
Valley Forge, PA 19482
Attention: Chns D. McIsaac
Telephone: 610-669-8055
Facsimile: 610-503-5855

If to the Advisor, at:

William Blair & Company, LLC
222 West Adams Street
Chicago, Illinois 60606
Attention: Michelle Seitz
Telephone: 312-364-8129
Facsimile: 312-577-0795

With a copy to:

William Blair & Company, LLC
222 West Adams Street
Chicago, Illinois 60606
Attention: General Counsel
Telephone: 312-236-1600
Facsimile: 312-551-4646

     This Agreement may be amended by tnutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

     As used in this Section 10, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

     11. Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise. rhe remaintier of this Agreement will not be affected thereby.

     12. Confidentiality. The Advisor shall keep confidential any and all infomlation obtained in connection with the services rendered hereunder and relating directly or indirectly to the Fund, the Trust, or Vanguard and shall not disclose any such information to any person other than the Trust, the Board of Trustees, Vanguard, and any director, officer, or employee of the Trust or Vanguard. except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over the Advisor, or (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other thdn the Trust, the Board of Trustees, or Vanguard.

     13. Proxy Policy. The Advisor ircknowledges that Vanguard, at the direction of the Fund, will vote the shares of all securitiesthirt are held by the Fund.

     14. Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the Stirte of Delaware applicable to contracts made and to be performed in that state.

     IN WITNESS WHEREOF, the pallie,i hereto have caused this Investment Advisory Agreement to be executed as of the date first ,set forth herein.